Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-1

(Form Type)

MOOVE LUBRICANTS HOLDINGS

(Exact Name of Registrant as Specified in the Articles of Association)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Shares, par value US$0.000333333333333 per share	457(a)	28,750,000	17.50	US$503,125,000(2)	US$153.10 per US$1,000,000	US$77,028.44

Fees Previously Paid	Equity	Common Shares, par value US$0.000333333333333 per share	457(o)	—	—	US$100,000,000(3)	US$147.60 per US$1,000,000	US$14,760(4)

			Total Offering Amounts				US$503,125,000

			Total Fees Previously Paid				US$14,760

			Total Fee Offsets				US$0.00

			Net Fee Due				US$62,268.44

(1) Includes offering price of additional shares that the underwriters have the option to purchase.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(4) Fees of US$14,760 were previously paid upon the initial filing of the Registration Statement on Form F-1 to which this exhibit is attached.